OTC Disclosure & News Service

Dogecoin Cash, Inc. Announces Closing of Strategic DOG Token Acquisition, Bringing Total Holdings to 8.02 Billion DOG

Press Release | 01/05/2026

Mesquite, Nevada — January 5, 2026 — Dogecoin Cash, Inc. (OTCQB: DOGP) today announced that its wholly owned subsidiary, MEME COINS, Inc., has completed the previously disclosed acquisition of 4,000,000,000 Dogecoin Cash (“DOG”)digital  tokens from Tipestry, Inc., pursuant to a definitive agreement dated October 29, 2025.

As consideration for the acquisition, MEME COINS, Inc. issued 125,000 shares of its Class A Preferred Stock to Tipestry, Inc.

MEME COINS, Inc. is a wholly owned subsidiary of the Company, and its assets are fully consolidated into the Company's financial statements.

The DOG tokens were transferred to MEME Coins Inc. on the Binance Smart Chain (“BSC”), an independent blockchain network. The transaction is publicly verifiable on-chain at: https://bscscan.com/tx/0x16418b815973f3d07e2968be8159af43a4aa43774c5617c78d86e057b84afdee

Following the closing of the transaction, Dogecoin Cash, Inc. and its subsidiaries collectively hold 8,020,000,000 DOG digital tokens, strengthening the Company’s digital-asset treasury position and supporting its blockchain-aligned infrastructure strategy.

The Company has stated that the acquired DOG tokens may be held or utilized in accordance with applicable law, corporate governance requirements, and the Company’s disclosed business plans. “This transaction increases our consolidated DOG token holdings,” said David Tobias, Chief Executive Officer of Dogecoin Cash, Inc. “The Company remains focused on executing its disclosed strategy in a disciplined and compliant manner.”

The transaction was previously disclosed by the Company, and a copy of this press release is being furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Dogecoin Cash, Inc.

Dogecoin Cash, Inc. (OTCQB: DOGP) is a diversified holding company focused on telehealth, blockchain-based technologies, digital assets, and regulated online platforms.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements regarding the Company’s intentions, expectations, or plans with respect to its digital assets and related business activities. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including regulatory developments, market conditions, technological changes, and other risks described in the Company’s filings and disclosures on OTC Markets and with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Investor & Media Contact
Dogecoin Cash, Inc.
Info@dogecoincashinc.com